UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AMERICAN CAMPUS COMMUNITIES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

July 13, 2022

Dear Stockholder:

We have previously sent you proxy material for the American Campus Communities virtual special meeting to be held on August 4, 2022. At the virtual special meeting, you will be asked to consider and vote on a proposal to approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC, a wholly owned subsidiary of Abacus Parent LLC, an affiliate of each of Blackstone Real Estate Income Trust, Inc. and Blackstone Property Partners L.P. To ensure that your shares are counted, please take a moment right now and return the enclosed proxy card.

Our Board of Directors has unanimously determined that the merger is advisable and in the best interests of us and our stockholders and recommends that you vote “FOR” the approval of the merger and the other proposals on the agenda.

To make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today!

The merger must be approved by the affirmative vote of a majority of the holders of our common stock entitled to cast votes on the matter. If you don’t vote, your non-vote will have the same effect as a vote against the merger. Remember—every share and every vote counts!

If you have any questions or need assistance in voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Daniel B. Perry

Executive Vice President, Chief Financial Officer, Treasurer

and Secretary

Additional Information and Where to Find It

In connection with the proposed transaction, American Campus Communities, Inc. (“ACC”) has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ACC ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACC FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and any other documents filed by ACC with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or at ACC’s website at www.americancampus.com or by writing to American Campus Communities, Inc., Attention: Investor Relations, 12700 Hill Country Boulevard, Suite T-200, Austin, TX 78738.